Exhibit 11
                     ALLIED Life Financial Corporation and Subsidiaries
                         COMPUTATION OF PER SHARE EARNINGS
                        For the three months ended March 31, 1998 and 1997


                                                                           1998                         1997

                                                                        (In thousands, except per share data)
Numerator

   Net income                                                           $  1,342                       $ 2,127
   Preferred stock dividends                                                (447)                         (419)

   Numerator for basic earnings
     per share - income available to
     common stockholders                                                     895                         1,708

   Effect of diluted securities
     Convertible preferred stock
     dividends                                                                27                            27

     Numerator for diluted earnings
       per share - income available to
       common stockholders after
       assumed conversion                                               $    922                    $    1,735

Denominator

   Denominator for basic earnings
     per share - weighted average
     shares                                                                4,405                         4,502

   Effect of dilutive securities
     Stock options                                                            30                            33
     Convertible preferred stock                                             110                           109

   Dilutive potential common shares                                          140                           142

     Denominator for diluted earnings per
       share - adjusted weighted average
       shares and assumed conversions                                      4,545                         4,644


Basic earnings per share                                                $   0.20                       $  0.38

Diluted earnings per share                                              $   0.20                       $  0.37


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